Exhibit 99.1
Synalloy Reports Fourth Quarter and Full Year 2021 Results
Finishes 2021 with Third Consecutive Quarter of Year-Over-Year Growth in Net Sales, Net Income and Adjusted EBITDA

Full Year 2021 Results Achieved Highest Net Sales, Net Income and Adjusted EBITDA in Synalloy’s History

Strongly Positioned to Further Capitalize on Profitable Growth Opportunities in 2022
Richmond, Virginia, March 29, 2022 - Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, is reporting its results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Summary

(in millions, except per share and margin)	Q4 2021[1]	Q3 2021	Q4 2020
Net Sales	$95.7	$86.2	$55.9
Gross Profit	$19.9	$18.0	$6.1
Gross Profit Margin	20.8%	20.9%	11.0%
Net Income (Loss)	$8.1	$8.2	$(8.6)
Diluted Earnings (Loss) per share	$0.84	$0.87	$(0.93)²
Adjusted EBITDA	$14.9	$14.8	$3.0
Adjusted EBITDA Margin	15.5%	17.2%	5.4%
Full Year 2021 Summary

(in millions, except per share and margin)	2021¹	2020
Net Sales	$334.7	$256.0
Gross Profit	$60.8	$22.7
Gross Profit Margin	18.2%	8.8%
Net Income (Loss)	$20.2	$(27.3)
Diluted Earnings (Loss) per share	$2.14	$(2.98)
Adjusted EBITDA	$44.3	$9.2
Adjusted EBITDA Margin	13.2%	3.6%
1 The fourth quarter of 2021 included $5.7 million in net sales, $0.6 million in net income and $1.1 million in adjusted EBITDA from the acquisition of DanChem, which closed on October 22, 2021.
2 Compared to previous filings, the fourth quarter of 2020 had a $0.01 impact to diluted loss per share as a result of the Rights Offering that closed on December 17, 2021.
Management Commentary
“In the fourth quarter we experienced another period of profitable growth over 2020 and sustained the high levels of performance from the third quarter, capping off a year of meaningful transformation,” said Chris Hutter, president and CEO of Synalloy. “We continued to benefit from strong demand in both business segments, and we were able to capitalize on this with expanded manufacturing capacity and efficiency. Within our specialty chemicals segment, the integration of DanChem has proceeded as we had hoped. In fact, we’ve already begun to benefit from the efficiencies and opportunities associated with the combination, enabling us to provide a broader range of manufacturing capabilities and engineering services to our combined customers.

“Shifting to 2022, both segments continue to show signs of strength as product demand remains healthy. We are highly focused on our operational efficiencies, footprint expansion and accelerating our business development efforts. Though current geopolitical events make macroeconomic forecasting difficult, we anticipate a favorable pricing environment in the first half of 2022 with normalization expected during the middle of the year. As we continue our efforts to better match our production to our increased commercial efforts, we are moving closer to accomplishing our goal of maintaining competitive margins throughout all pricing environments.

“Reflecting on my first full year at the helm of Synalloy, I’m proud of the foundation we’ve built and progress we’ve made since embarking on our turnaround strategy. We are prioritizing sustained profitable growth by delivering best-in-class products, continuing to invest in technology and automation to further drive efficiencies and new product offerings, and being opportunistic with acquisitions that meet our internal return thresholds. Our team is committed to delivering long-term value to our shareholders by building upon a culture of high effort and results-based performance, and we look forward to delivering upon that commitment.”

Fourth Quarter 2021 Financial Results
Net sales increased 71% to $95.7 million compared to $55.9 million in the fourth quarter of 2020. This was primarily attributable to a continued strong commodities pricing environment and adjustments made to the Company’s product mix in the metals segment to better meet end-market demand.

Gross profit increased significantly to $19.9 million, or 20.8% of net sales, compared to $6.1 million, or 11.0% of net sales, in the fourth quarter of 2020. Both gross profit and gross margin benefitted from pricing power as a result of increased customer demand and operational efficiencies to offset higher raw material costs.

Net income increased significantly to $8.1 million, or $0.84 diluted earnings per share, compared to a net loss of $(8.6) million, or $(0.93) diluted loss per share, in the fourth quarter of 2020. Excluding a $5.5 million non-cash goodwill impairment charge in the fourth quarter of 2020, net income in the fourth quarter of 2021 increased $11.2 million over the prior year period. The increase was primarily attributable to the strong net sales performance and expense management initiatives. The prior year period also had a $0.01 impact to diluted loss per share as a result of the Rights Offering that closed on December 17, 2021, compared to what the Company had previously reported.

Adjusted EBITDA increased significantly to $14.9 million compared to $3.0 million in the fourth quarter of 2020. Adjusted EBITDA as a percentage of net sales improved 1,010 basis points to 15.5% compared to 5.4% in the prior year period.

Full Year 2021 Financial Results
Net sales increased 31% to $334.7 million compared to $256.0 million in 2020. The increase was primarily the result of a strong pricing and customer demand environment throughout the year, along with the execution of various initiatives to refocus the Company on capturing growth opportunities.

Gross profit increased significantly to $60.8 million or 18.2% of net sales, compared to $22.7 million or 8.8% of net sales in 2020. This was primarily attributable to the aforementioned net sales growth and the Company’s efforts to drive operational efficiencies throughout the year.

Net income increased significantly to $20.2 million or $2.14 diluted earnings per share, compared to a net loss of $(27.3) million or $(2.98) diluted loss per share in 2020. The increase was driven by the strong pricing and customer demand the Company experienced throughout the year, which offset labor and supply chain constraints.

Adjusted EBITDA increased significantly to $44.3 million compared to $9.2 million in 2020. Adjusted EBITDA as a percentage of net sales increased 960 basis points to 13.2% compared to 3.6% in the prior year.

Segment Results
Metals – net sales in the fourth quarter of 2021 increased 65% to $73.8 million compared to $44.7 million in the fourth quarter of 2020. Net income in the fourth quarter increased significantly to $11.3 million compared to a net loss of ($4.6) million in the prior year period. Adjusted EBITDA in the fourth quarter also increased substantially to $13.8 million compared to $2.9 million in the prior year period. As a percentage of segment net sales, adjusted EBITDA improved 1,210 basis points to 18.7% compared to 6.6% in the fourth quarter of 2020.

Net sales in 2021 increased 30% to $267.2 million compared to $204.5 million in 2020. Net income in 2021 increased significantly to $31.9 million compared to a net loss of $(22.4) million in the prior year. Adjusted EBITDA in 2021 also increased substantially to $43.0 million compared to $8.0 million in the prior year. As a percentage of segment net sales, adjusted EBITDA increased 1,220 basis points to 16.1% compared to 3.9% in 2020.

Specialty Chemicals – net sales in the fourth quarter of 2021 increased 95% to $21.9 million compared to $11.2 million in the fourth quarter of 2020, with $5.7 million of net sales in the fourth quarter of 2021 being attributable to the acquisition of DanChem. Net income in the fourth quarter increased significantly to $1.6 million compared to $0.5 million in the prior year period, with $0.6 million of net income in the fourth quarter of 2021 being attributable to the acquisition of DanChem. Adjusted EBITDA in the fourth quarter increased significantly to $2.5 million compared to $0.9 million in the prior year period, with $1.1 million of adjusted EBITDA in the fourth quarter of 2021 being attributable to the acquisition of DanChem. As a percentage of segment net sales, adjusted EBITDA improved 303 basis points to 11.7% compared to 8.4% in the fourth quarter of 2020.

Net sales in 2021 increased 31% to $67.5 million compared to $51.5 million in 2020. Net income in 2021 was $3.6 million compared to $4.0 million in the prior year. Adjusted EBITDA in 2021 increased 12% to $6.5 million compared to $5.8 million in the prior year. As a percentage of segment net sales, adjusted EBITDA was 9.7% compared to 11.3% in 2020.

Liquidity
As of December 31, 2021, total debt under the Company’s revolving credit facility was $70.4 million, compared to $61.4 million at December 31, 2020, with the increase attributable to the Company’s acquisition of DanChem in October 2021 for approximately $33 million. As of the end of 2021, the Company had $39.4 million of remaining available borrowing capacity under its revolving credit facility, compared to $11.0 million at December 31, 2020.

Conference Call
Synalloy will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2021.
Synalloy management will host the conference call, followed by a question-and-answer period.
Date: Tuesday, March 29, 2022
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-303-6648
International dial-in number: 1-970-315-0443
Conference ID: 2845778
Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.
The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.synalloy.com.
About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, including risks relating to the impact and spread of and the government’s response to COVID-19; inability to weather an economic downturn; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw material availability; financial stability of the Company’s customers; customer delays or difficulties in the production of products; loss of consumer or investor confidence; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; risks associated with acquisitions; environmental issues; negative or unexpected results from tax law changes; inability to comply with covenants and ratios required by the Company’s debt financing arrangements; and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.

Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs and recoveries, loss on extinguishment of debt, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities and other investments, retention costs and restructuring & severance costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Company Contact
Aaron Tam
Chief Financial Officer
1-804-822-3260
Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
SYNL@gatewayir.com

SYNALLOY CORPORATION
Condensed Consolidated Balance Sheets
($ in thousands)

	December 31, 2021	December 31, 2020
Assets
Cash	$2,021	$236
Accounts receivable, net of allowance for credit losses of $216 and $496, respectively	50,126	28,183
Inventories, net	103,249	85,080
Prepaid expenses and other current assets	3,728	13,384
Assets held for sale	855
Total current assets	159,979	126,883

Property, plant and equipment, net	43,720	35,096
Right-of-use assets, operating leases, net	30,811	31,769
Goodwill	12,637	1,355
Intangible assets, net	14,382	11,426
Deferred charges, net	302	455
Other non-current assets	4,171	$—
Total assets	$266,002	$206,984

Liabilities and Shareholders' Equity
Accounts payable	$32,318	$19,732
Accounts payable - related parties	2	—
Accrued expenses and other current liabilities	12,407	6,123
Current portion of long-term debt	2,464	875
Current portion of earn-out liability	1,961	3,434
Current portion operating lease liabilities	1,104	867
Current portion of finance lease liabilities	233	19
Total current liabilities	50,489	31,050

Long-term debt	67,928	60,495
Long-term portion of earn-out liability	—	287
Long-term portion of operating lease liabilities	32,059	32,771
Long-term portion of finance lease liabilities	1,414	37
Deferred income taxes	2,433	1,957
Other long-term liabilities	89	92
Shareholders' equity	111,590	80,295
Total liabilities and shareholders' equity	$266,002	$206,984
Note: The condensed consolidated balance sheet at December 31, 2021 and 2020 has been derived from the audited consolidated financial statements at that date.

SYNALLOY CORPORATION
Condensed Consolidated Statement of Operations - Comparative Analysis (Unaudited)
($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales
Metals Segment	$73,799	$44,698	$267,238	$204,459
Specialty Chemicals Segment	21,868	11,203	67,477	51,541
	$95,667	$55,901	$334,715	$256,000
Operating income (loss)
Metals Segment	$11,767	$(4,815)	$33,561	$(24,599)
Specialty Chemicals Segment	1,658	525	3,656	4,033

Unallocated expense (income)
Corporate	1,690	2,784	6,828	7,917
Acquisition costs and other	800	42	1,001	845
Proxy contest costs and recoveries	—	—	168	3,105
Earn-out adjustments	442	(226)	1,872	(1,195)
Gain on lease modification	—	—	—	(171)
Operating income (loss)	10,493	(6,890)	27,348	(31,067)
Interest expense	418	406	1,486	2,110
Change in fair value of interest rate swap	—	(14)	(2)	51
Loss on extinguishment of debt	—	—	223	—
Other, net	(10)	(10)	143	(1,255)
Income (loss) before income taxes	10,085	(7,272)	25,498	(31,973)
Income tax provision (benefit)	2,018	1,320	5,253	(4,706)
Net income (loss)	$8,067	$(8,592)	$20,245	$(27,267)

Net income (loss) per common share
Basic	$0.85	$(0.93)	$2.17	$(2.98)
Diluted	$0.84	$(0.93)	$2.14	$(2.98)

Average shares outstanding[1]
Basic	9,518	9,198	9,340	9,141
Diluted	9,617	9,198	9,456	9,141

Other data:
Adjusted EBITDA[2]	$14,861	$3,017	$44,308	$9,247
1During the fourth quarter of 2021, the Company distributed subscription rights to holders of common stock, which were priced at a discount to the market value, to acquire additional common shares. The Rights Offering, because of the discount, contains a bonus element that is similar to a stock dividend. As such, the basic and diluted EPS has been retroactively adjusted for the bonus element for all prior periods presented.
2The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs and recoveries, loss on extinguishment of debt, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities and other investments, retention costs and restructuring & severance costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA.

SYNALLOY CORPORATION
Consolidated Statement of Cash Flows (Unaudited)
($ in thousands)

	Year Ended December 31,
	2021	2020
Operating activities
Net income (loss)	$20,245	$(27,267)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	7,547	7,572
Amortization expense	2,794	3,028
Amortization of debt issuance costs	95	177
Asset impairments	233	6,214
Goodwill impairment	—	16,203
Loss on extinguishment of debt	223	—
Unrealized gain on equity securities	—	(208)
Deferred income taxes	(2,071)	1,167
Proceeds from business interruption insurance	—	1,040
Loss on sale of equity securities	—	38
Earn-out adjustments	1,872	(1,195)
Payments of earn-out liabilities in excess of acquisition date fair value	(138)	(292)
(Reduction of) provision for losses on accounts receivable	(398)	890
Provision for losses on inventories	1,649	271
(Gain) loss on disposal of property, plant and equipment	(848)	237
Non-cash lease expense	481	510
Non-cash lease termination loss	5	24
Gain on lease modification	—	(171)
Change in fair value of interest rate swap	(2)	51
Payments for termination of interest rate swap	(46)	—
Issuance of treasury stock for director fees	132	345
Stock-based compensation expense	799	1,791
Changes in operating assets and liabilities:
Accounts receivable	(16,185)	5,552
Inventories	(18,873)	9,122
Other assets and liabilities	(55)	(912)
Accounts payable	10,835	(1,418)
Accounts payable - related parties	2	—
Accrued expenses	1,506	86
Accrued income taxes	9,253	(4,877)
Net cash provided by operating activities	19,055	17,978
Investing activities
Purchases of property, plant and equipment	(1,497)	(3,748)
Proceeds from disposal of property, plant and equipment	1,400	312
Proceeds from sale of equity securities	—	4,430
Acquisitions, net of cash acquired	(32,564)	—
Net cash (used in) provided by investing activities	(32,661)	994
Financing activities
Borrowings from long-term debt	215,528	—
Proceeds from the issuance of common stock related to Rights Offering	10,010	—
Proceeds from the exercise of stock options	109	—
Payments on long-term debt	(206,505)	(4,000)
Payments on BB&T line of credit	—	(10,184)
Principal payments on finance lease obligations	(92)	(109)
Payments for finance lease terminations	—	(204)
Payments on earn-out liabilities	(3,494)	(3,946)
Repurchase of common stock	—	(635)
Payments for deferred financing costs	(165)	(284)
Net cash provided by (used in) financing activities	15,391	(19,362)
Increase (decrease) in cash and cash equivalents	1,785	(390)
Cash and cash equivalents, beginning of period	236	626
Cash and cash equivalents, end of period	$2,021	$236

SYNALLOY CORPORATION
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2021	2020	2021	2020
Consolidated
Net income (loss)	$8,067	$(8,592)	$20,245	$(27,267)
Adjustments:
Interest expense	418	406	1,486	2,110
Change in fair value of interest rate swap	—	(14)	(2)	51
Income taxes	2,018	1,320	5,253	(4,706)
Depreciation	2,088	1,820	7,547	7,572
Amortization	754	705	2,794	3,028
EBITDA	13,345	(4,355)	37,323	(19,212)
Acquisition costs and other	800	53	1,001	861
Proxy contest costs and recoveries[1]	—	—	168	3,105
Loss on extinguishment of debt	—	—	223	—
Earn-out adjustments	442	(226)	1,872	(1,195)
Loss (gain) on investment in equity securities and other investments	—	—	363	(170)
Asset impairments	—	135	233	6,214
Goodwill impairment	—	5,455	—	16,203
Gain on lease modification	—	—	—	(171)
Stock-based compensation	103	755	799	1,791
Non-cash lease expense	108	124	481	510
Retention expense	6	—	500	235
Restructuring and severance costs	57	1,076	1,345	1,076
Adjusted EBITDA	$14,861	$3,017	$44,308	$9,247
% sales	15.5%	5.4%	13.2%	3.6%
1Proxy contest costs and recoveries for the year ended December 31, 2021 are reimbursements of documented, out-of-pocket costs to Privet and UPG partially offset by insurance recoveries for costs related to the 2020 shareholder activism.

SYNALLOY CORPORATION
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Metals Segment
Net income (loss)	$11,335	$(4,590)	$31,893	$(22,388)
Adjustments:
Interest expense	—	—	—	11
Depreciation expense	1,293	1,398	5,485	5,855
Amortization expense	680	705	2,721	3,028
EBITDA	13,308	(2,487)	40,099	(13,494)
Acquisition costs and other	—	13	—	16
Earn-out adjustments	442	(226)	1,872	(1,195)
Asset impairments	—	135	—	6,214
Goodwill impairment	—	5,455	—	16,203
Stock-based compensation	54	54	129	303
Retention expense	6	—	500	—
Restructuring and severance costs	—	—	363	—
Metals Segment Adjusted EBITDA	$13,810	$2,944	$42,963	$8,047
% segment sales	18.7%	6.6%	16.1%	3.9%

Specialty Chemicals Segment
Net income	$1,588	$525	$3,589	$4,046
Adjustments:
Interest expense	9	—	11	9
Depreciation expense	768	381	1,932	1,552
Amortization expense	73	—	73	—
EBITDA	2,438	906	5,605	5,607
Acquisition costs and other	61	—	61	—
Asset impairments	—	—	233	—
Stock-based compensation	(8)	29	165	207
Restructuring and severance costs	57	—	484	—
Specialty Chemicals Segment Adjusted EBITDA	$2,548	$935	$6,548	$5,814
% segment sales	11.7%	8.4%	9.7%	11.3%